Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN REPORTS RECORD EARNINGS AND INCREASES QUARTERLY DIVIDEND

     NORTHFIELD, Illinois, October 22, 2008 -- Stepan Company (NYSE: SCL) today reported record third quarter and year-to-date results for the period ended September 30, 2008, and announced a 4.8 percent increase in the Company’s quarterly cash dividend to $0.22 per share. This brings the annual dividend rate to $0.88 per share and marks the forty-first consecutive year in which the dividend on its common stock has been increased.

SUMMARY
	Three Months Ended			Nine Months Ended
		September 30		September 30

($ in thousands)			%			%
	2008	2007	Change	2008	2007	Change

Net Income	$17,000	$3,086	+ 451	$35,508	$13,510	+ 163

Earnings per Diluted Share	$1.59	$0.31	+ 413	$3.39	$1.34	+ 153

Net Sales	$432,947	$338,398	+ 28	$1,234,797	$987,558	+ 25

THIRD QUARTER RESULTS

Net income for the quarter was $17.0 million, or $1.59 per diluted share, compared to $3.1 million, or $0.31 per diluted share, a year ago. Net income included a $6.1 million after tax gain ($0.57 per diluted share) on the sale of a product line and a $5.2 million after tax gain ($0.49 per diluted share) on the sale of land.

Gross profit grew by $7.9 million, or 23 percent, on sales volume growth of three percent.

·	Surfactant gross profit grew by $10.1 million, or 46 percent, on a two percent increase in volume. Improved customer and product mix and recovery of past margin erosion caused by the rise of raw material costs over the prior year led to the improvement.

·	Polymer gross profit declined by $1.1 million on a five percent increase in volume. Higher raw material costs and logistic costs led to the decline.

Increased sales volume in Europe exceeded local capacity resulting in sourcing from other locations within Stepan’s global network.

Pretax income was $24.4 million compared to $4.6 million a year ago. Following is a reconciliation of pretax income excluding certain significant quarterly and year-to-date items:

	Three Months Ended		Nine Months Ended
($ in Thousands)	September 30		September 30

	2008	2007	2008	2007

Reported Pretax Income	$ 24,410	$ 4,555	$ 51,717	$ 20,094

(Gain) on Sale of Product	(9,929)	—	(9,929)	(4,255)
(Gain) on Sale of Land	(8,469)	—	(8,469)	—
Goodwill Impairment Charge	—	—	—	3,467
Deferred Compensation
Administrative Expense	1,245	887	4,385	1,519
Other – Mutual Fund (Gain) Loss	1,517	—	2,518	—

Non-GAAP Pretax Income
Excluding above items	$ 8,774	$ 5,442	$ 40,222	$ 20,825

The above table reconciles directly to reported pretax income and is provided to assist the reader in understanding the significant items which management believes have had significant impact on the earnings of the Company and affect comparability from period to period.

  As previously reported, the Company sold a product line within its urethane system business to Bayer Material Science LLC. The Company will continue to produce these products for Bayer during a transition period. The product line sold represents $16.0 million in annual net sales.
  The pretax gain on this sale is $9.9 million, or $6.1 million after tax ($0.57 per diluted share).
  On September 29, 2008, the Company sold farmland adjacent to its Millsdale, Illinois manufacturing site and used the proceeds to acquire an office building near the current corporate headquarters in a tax deferred like kind exchange under Internal Revenue Code 1031. The 60,000 square foot building will be occupied by personnel currently located in facilities nearing the end of its lease term. The $8.5 million gain on the land sale will be used for the building acquisition and any necessary renovations.

  The full effect of the deferred compensation plan on income was $2.8 million of expense versus $0.9 million in the year ago quarter. The accounting for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held for the plan rise and income when they decline. The Company also recognizes the change in value of the mutual funds as investment income or loss.

Net sales increased 28 percent during the quarter, primarily due to higher selling prices (23 percent), increased volume (three percent) and foreign translation impact (two percent).

YEAR-TO-DATE RESULTS

Net income for the nine month period was $35.5 million, or $3.39 per diluted share, compared to $13.5 million, or $1.34 per diluted share, last year. Gross profit increased $30.7 million, or 28 percent, on flat volume. Surfactant gross profit rose $31.3 million, or 46 percent, on improved customer and product mix and recovery of past margin erosion caused by rising raw material costs. Surfactant volume was down by one percent. Polymer gross profit rose by $0.5 million (two percent) on a four percent volume gain.

Pretax income grew by $31.6 million, or 157 percent, which includes the $9.9 million gain on the product line sale, $8.5 million gain on land sale and deferred compensation expense impact of $6.9 million summarized earlier. Operating expenses rose $14.3 million (18 percent). See the operating expense discussion below.

Year-to-date net sales increased 25 percent due to higher selling prices (22 percent) and foreign translation impact (three percent). Sales volume was unchanged over the year.

SEGMENT RESULTS

	Three Months Ended				Nine Months Ended
		September 30			September 30

($ in thousands)				%				%
	2008	2007	Change		2008	2007	Change

Net Sales
Surfactants	$318,388	$243,196	+	31	$916,724	$722,437	+	27
Polymers	103,518	86,301	+	20	287,442	239,875	+	20
Specialty Products	11,041	8,901	+	24	30,631	25,246	+	21

Total Net Sales	$432,947	$338,398	+	28	$1,234,797	$987,558	+	25

Surfactant gross profit increased $10.1 million, or 46 percent, to $32.2 million on two percent growth in volume. For the nine month period the increase was $31.3 million, or 46 percent, on a one percent decline in volume. The increase was driven by improved customer and product mix coupled with recovery of higher raw material costs in selling prices. In particular, fabric softener margins recovered after declining during 2007. Sales of higher value added surfactants in the distributor, agricultural and oilfield markets continued to grow. Biodiesel profitability improved from a year ago due to our use of lower cost tallow as a feedstock together with the traditional soybean oil formulation. The recent decline in crude oil has yet to result in lower raw material costs, in part due to tightness of supply due to hurricane related production outages in the United States Gulf Coast. We anticipate raw material pricing to decline over the next several months. Surfactants represent 75 percent of year-to-date Company sales.

Polymer gross profit declined $1.1 million, or 11 percent, on volume that grew by five percent in the quarter. For nine months, Polymer gross profit grew by $0.5 million, or two percent, on a four percent growth in volume. The weaker quarterly gross profit was attributable to lower margins on polyol as volume grew by 15 percent. The combination of higher raw material costs and the added cost of shipping polyol from our global plant infrastructure to supplement capacity in Europe adversely affected margins. Debottlenecking activities at our plant in Germany have brought capacity close to current demand levels. The Company plans to expand its German polyol plant to meet the projected demand growth in the rigid insulation foam market, driven by energy saving opportunities. Recent price increases are expected to restore margins. Phthalic anhydride (PA) sales volume to the merchant market is down 12 percent for the quarter and 15 percent year-to-date due to weakness in the automotive, boating and recreational vehicle markets. PA volume used captively continues to grow based on the volume growth of polyol products. Polymer segment sales represent 23 percent of year-to-date sales.

Specialty Products gross profit declined $0.9 million, or 29 percent, for the quarter and $0.8 million, or 10 percent, for the nine months. Lower pharmaceutical volume and food ingredient margins precipitated the earnings decline.

OPERATING EXPENSES

	Three Months Ended				Nine Months Ended
		September 30				September 30

($ in thousands)				%				%
	2008	2007	Change		2008	2007	Change

Marketing	$11,290	$8,899	+	27	$31,470	$26,940	+	17
Administrative – General	10,531	8,861	+	19	31,331	27,460	+	14
Administrative – Deferred
Compensation Obligations	1,245	887	+	40	4,385	1,519		NM
Research, development
and technical service	9,293	7,983	+	16	26,567	23,566	+	13

Total	$32,359	$26,630	+	22	$93,753	$79,485	+	18

The major contributors to the increase in all categories of operating expenses were incentive based compensation and pension expense. Incentive based compensation includes stock awards (based on long term targets), bonuses and profit sharing contributions. The quarter and year-to-date impact of the significant items affecting the operating expense increase is summarized below:

	Three Months Ended	Nine Months Ended
	September 30	September 30

Incentive Based Compensation, Pension
and other Benefits	$2,800	$5,300
Deferred Compensation Expense	400	2,900
Foreign Exchange	500	2,100
Bad Debt Expense	700	600
Consulting	800	800
Other	500	2,600
Total Operating Expense Increase	$5,700	$14,300

The higher bad debt expense reflects increased reserves for potential risks at specific customers given the current economic environment. The increase in consulting cost relates to a project to reengineer the purchasing function to drive cost savings throughout the Company. The remaining “Other” category represents a two percent quarterly and a three percent year-to-date increase in operating expenses.

OTHER INCOME AND EXPENSE

Interest expense grew by two percent for the quarter and nine month period due to higher average debt levels brought about by higher working capital levels. Working capital requirements have grown due to the impact of rising raw materials on receivables and inventories.

The loss from our equity in the Philippine joint venture was $1.4 million up from $0.1 million in the year ago period.

Included in other, net expense on the income statement is $1.5 million loss for the quarter and $2.5 million loss year-to-date on mutual fund investments held for our deferred compensation plan. Partially offsetting this expense is foreign exchange gains of $0.9 million for the quarter and $0.6 million year-to-date attributable to the strengthening U.S. dollar.

PROVISION FOR INCOME TAXES

The effective tax rate declined to 30.2 percent for the quarter, from 32.0 percent a year ago. The year-to-date effective tax rate declined to 31.3 percent from the year ago rate of 33.1 percent due to the favorable impact of increased foreign generated income taxable at lower rates than in the U.S.

DIVIDEND INCREASE

On October 21, 2008, the Board of Directors of Stepan Company declared a 4.8 percent increase in the Company’s quarterly cash dividend on its common stock to $0.22 per share. The quarterly dividend is payable on December 15, 2008, to stockholders of record on November 28, 2008. The increase brings the annual dividend rate to $0.88 per share.

The Board of Directors today also declared a quarterly cash dividend on its 5.5 percent convertible preferred stock, at the quarterly dividend rate of $0.34375 per share, or at the annual rate of $1.375 per share. The dividend is payable on November 28, 2008, to preferred stockholders of record on November 14, 2008.

The Board of Directors today also declared a quarterly cash dividend on its 5.5 percent convertible preferred stock, at the quarterly dividend rate of $0.34375 per share, or at the annual rate of $1.375 per share. The dividend is payable on February 27, 2009, to preferred stockholders of record on February 13, 2009.

OUTLOOK

“Excluding our product line and land sale gains, we are pleased we were able to deliver strong third quarter earnings and continue the momentum we established in the first two quarters,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. Surfactant operating income continued to drive Company results on improved customer and product mix, reduced outsourcing and recaptured margins. A significant portion of our surfactant sales are tied to consumer spending on laundry and personal wash products. These markets have historically been less impacted than others by a recession. The rebuilding of customer inventories impacted by the U.S. Gulf Coast hurricanes should partially off-set the historical slow down of fourth quarter surfactant sales. Polyol volume continued to grow due to higher global insulation standards but margins declined during the third quarter. Price increases for polyol have been announced for the fourth quarter. Merchant phthalic anhydride sales are not expected to recover for several quarters due to the impact of the recession, however, Stepan’s internal use of phthalic anhydride is growing in its polyol product line. During the fourth quarter of 2008, our phthalic anhydride and polyol manufacturing facilities at Millsdale, Illinois will undergo their triennial maintenance turnaround. Consequently, higher outsourcing and maintenance costs will negatively impact fourth quarter polymer results. Our cost reduction and cash generating initiatives should help us minimize the recession’s impact on our business. Despite the difficult economic environment, we will deliver record results for the year.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the third quarter results at 2:00 p.m. Eastern Daylight Time on October 22, 2008. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY
Statements of Income
For the Three and Nine Months Ended September 30, 2008 and 2007
(Unaudited – 000’s Omitted)

	Three Months Ended				Nine Months Ended
	September 30				September 30

				%				%
	2008	2007	Change		2008	2007	Change

Net Sales	$432,947	$338,398	+	28	$1,234,797	$987,558	+	25
Cost of Sales	390,162	303,530	+	29	1,096,153	879,607	+	25
Gross Profit	42,785	34,868	+	23	138,644	107,951	+	28

Operating Expenses:
Marketing	11,290	8,899	+	27	31,470	26,940	+	17
Administrative	11,776	9,748	+	21	35,716	28,979	+	23
Research, development
and technical services	9,293	7,983	+	16	26,567	23,566	+	13

	32,359	26,630	+	22	93,753	79,485	+	18

Sale of Product Line	(9,929)	35		NM	(9,929)	(4,255)		NM
Sale of Land	(8,469)			NM	(8,469)			NM
Goodwill Impairment Charge						3,467		NM

Operating Income	28,824	8,203	+	251	63,289	29,254	+	116
Other Income (Expense):
Interest, net	(2,447)	(2,395)	+	2	(7,367)	(7,218)	+	2
Loss from equity in Joint Venture	(1,368)	(66)		NM	(2,245)	(202)		NM
Other, net	(599)	(1,187)	-	50	(1,960)	(1,740)	+	13

	(4,414)	(3,648)	+	21	(11,572)	(9,160)	+	26

Income Before Income Taxes
and Minority Interest	24,410	4,555	+	436	51,717	20,094	+	157

Provision for Income Taxes	7,379	1,457	+	406	16,205	6,656	+	143

Minority Interest	31	12	+	158	4	(72)		NM

Net Income	$17,000	$3,086	+	451	$ 35,508	$13,510	+	163

Net Income Per Common Share
Basic	$1.75	$0.31	+	465	$3.67	$1.39	+	164
Diluted	$1.59	$0.31	+	413	$3.39	$1.34	+	153

Shares Used to Compute Net
Income Per Common Share
Basic	9,628	9,325	+	3	9,521	9,113	+	4
Diluted	10,672	10,119	+	5	10,461	9,918	+	5